American Century Capital Portfolios, Inc.

AMENDMENT NO. 6 TO MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 6 TO MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 31st day of July, 2017, by and between AMERICAN CENTURY CAPITAL PORTFOLIOS, INC., a Maryland corporation (hereinafter called the “Corporation”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the “Investment Manager”).

WHEREAS, the Corporation and the Investment Manager are parties to a certain Management Agreement effective as of April 28, 2011, and amended effective as of October 31, 2011, July 26, 2013, March 1, 2015, May 1, 2015 and April 10, 2017 (“Agreement”);

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the name change of the Institutional Class of Common stock to G Class and amend the fee schedule of such class for the series of shares titled NT Global Real Estate Fund; and

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the elimination of the R6 Class of the series of shares titled NT Global Real Estate Fund.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

1.    Amendment of Schedule A. Schedule A to the Agreement is hereby amended by deleting it in its entirety and inserting in lieu therefor the Schedule A attached hereto.

2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

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American Century Capital Portfolios, Inc.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective duly authorized officers to be effective as of the day and year first above written.

American Century Investment Management, Inc.	American Century Capital Portfolios, Inc.
/s/ Otis H. Cowan	/s/ Charles A. Etherington
Otis H. Cowan Vice President	Charles A. Etherington Senior Vice President

American Century Capital Portfolios, Inc.                    Schedule A: Fee Schedules

Schedule A
Fee Schedules

	Fee Schedule by Class
Series	Investor	I	A	C	G	R	R6	R5	T	Y
Global Real Estate Fund	1.200%	1.000%	1.200%	1.200%	n/a	1.200%	0.850%	1.000%	n/a	0.850%
AC Alternatives Market Neutral Value Fund	1.900%	1.700%	1.900%	1.900%	n/a	1.900%	n/a	n/a	n/a	n/a
AC Alternatives Income Fund	2.000%	1.800%	2.000%	2.000%	n/a	2.000%	1.650%	n/a	2.000%	1.650%
AC Alternatives Long Short Fund	2.400%	2.200%	2.400%	2.400%	n/a	2.400%	2.050%	n/a	n/a	2.050%
AC Alternatives Multi-Strategy Fund	2.350%	2.150%	2.350%	2.350%	n/a	2.350%	2.000%	n/a	n/a	2.000%
NT Global Real Estate Fund	1.200%	n/a	n/a	n/a	0.850%	n/a	n/a	n/a	n/a	n/a

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